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Exhibit 10.6

AMENDMENT NO. 5
TO
REAL ESTATE PURCHASE AND SALE AGREEMENT

    THIS AMENDMENT NO. 5 TO REAL ESTATE PURCHASE AND SALE AGREEMENT (this "Amendment") dated as of May 15, 2001, is made by and between Pope Resources, a Delaware limited partnership, its wholly owned subsidiary Olympic Property Group LLC, a Washington limited liability company, and its wholly owned subsidiaries Olympic Real Estate Development LLC, a Washington limited liability company, Olympic Real Estate Management, Inc., a Washington corporation, and Olympic Resorts LLC, a Washington limited liability company (collectively "Seller"), HCV Pacific Partners LLC, a California limited liability company (or its assigns as permitted herein) ("Buyer"), and Port Ludlow Associates LLC, a Washington limited liability company (or its assigns as permitted herein) ("Assignee"), regarding that certain Real Estate Purchase and Sale Agreement dated January 12, 2001, between Buyer and Seller, as amended by Amendment No. 1 dated February 8, 2001, Amendment No. 2 dated February 14, 2001, Amendment No. 3 dated February 27, 2001, and Amendment No. 4 dated March 26, 2001 (as amended, the "Agreement"), for the purchase and sale of certain property located in Jefferson and Pierce Counties, Washington, described therein (the "Property").

    I.  EFFECT OF AMENDMENT.  This Amendment amends and modifies the Agreement. In the event of any conflict between the Agreement and this Amendment, this Amendment shall control. Except as contained within the Agreement and this Amendment, there are no other agreements or understandings between Buyer and Seller relating to the Property. Capitalized terms not otherwise defined herein shall have the meanings given them under the Agreement.

    II.  REVIVAL OF AGREEMENT.  The Agreement is hereby revived, ratified, and confirmed as amended herein.

    III.  EXCLUSION OF PEACOCK HILL PROPERTY.  The Land, Real Property, and Property shall not include the Peacock Hill Property. All references to the Peacock Hill Property and Peacock Hill Deed within the Agreement are hereby deleted. The Appurtenances, Improvements, Equipment and Inventory, Contracts, and Intellectual Property shall not include any such property or rights relating to the Peacock Hill Property. Section 1.1.2 and Schedule 1.1.2 of the Agreement are hereby deleted.

    IV.  PURCHASE PRICE.  Section 2.1 of the Agreement is amended to provide as follows:

    The purchase price for the Property (the "Purchase Price") shall be Sixteen Million Three Hundred Fifty Thousand Dollars (US$16,350,000.00) (which amount does not include the additional purchase price of US$2,000,000.00 for the shares of Olympic Water and Sewer, Inc., under the OWSI Stock Purchase Agreement), subject to adjustments as provided for under Section 2.2 below. The Purchase Price is allocated among the Real Property and between the Real Property and Personal Property as set forth in Schedule 2.1. The Purchase Price shall be paid by Buyer to Seller as described in Section 2.5 below.

    V.  ADJUSTMENTS TO PURCHASE PRICE.  Section 2.2 of the Agreement is amended to provide as follows:

      2.2  Adjustments to Purchase Price.

        2.2.1  Generally.  The Purchase Price has been determined as of September 1, 2000. The Purchase Price shall be adjusted on the Closing Date based on changes in the Property as described in this Section 2.2 in accordance with United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

        2.2.2  Qualified Adjustments.  The Purchase Price shall be increased on the Closing Date in the amount of Seller's expenditures relating to the acquisition, subdivision, land use entitlement, and improvement of those portions of the Property not comprising Equipment, Inventory, and MPR Platted Lots (for which Purchase Price adjustments shall be made under Sections 2.2.3, 2.2.4, and 2.2.5 hereof) between September 1, 2000, and the Closing Date ("Qualified Adjustments"), provided that Seller shall obtain Buyer's prior approval of any Qualified Adjustment exceeding US$1,000.00 each and to all Qualified Adjustments exceeding US$10,000.00 in aggregate cost in any calendar month. Qualified Adjustments shall include, for example, the cost of replacement of any existing improvement, fixture, building system, or portion thereof with a new improvement, fixture, building system, or portion thereof having an expected useful life of ten (10) years or more, as well as the cost of any consultant's report required by a government agency in connection with the subdivision of a portion of the Property. Buyer and Seller agree that the approved Qualified Adjustments between September 1, 2000, and March 31, 2001, are in the amount of US$270,039.00.

        2.2.3  Equipment Adjustments.  The Purchase Price shall be increased or decreased on the Closing Date in the amount of increases and decreases in the value of Equipment between September 1, 2000, and the Closing Date ("Equipment Adjustments"), provided that Seller shall obtain Buyer's prior approval of the purchase of any Equipment exceeding US$1,000.00 in a single purchase and to all purchases of Equipment exceeding US$10,000.00 in aggregate cost in any calendar month. Buyer and Seller agree that the approved Equipment Adjustments between September 1, 2000, and March 31, 2001, are in the amount of US$85,916.00.

        2.2.4  Inventory Adjustments.  The Purchase Price shall be increased or decreased on the Closing Date by the amount of the differences in value (whether up or down) of Inventory between September 1, 2000, and the Closing Date ("Inventory Adjustments"), provided that Seller shall obtain Buyer's prior approval of the purchase of any Inventory exceeding US$10,000.00 in aggregate cost in any calendar month.

        2.2.5  MPR Platted Lot Adjustments.  The Purchase Price shall be increased or decreased on the Closing Date in the amount of increases and decreases in the cost basis of the MPR Platted Lots between September 1, 2000, and the Closing Date based on additions and improvements to and closed sales of the MPR Platted Lots ("MPR Platted Lot Adjustments"). The sum of Seven Million Seven Hundred Twenty-four Thousand Dollars (US$7,724,000.00) shall be the cost basis allocated to the MPR Platted Lots as of September 1, 2000. Buyer and Seller agree that the approved MPR Platted Lot Adjustments between September 1, 2000, and March 31, 2001, are in the amount of (US$554,796.00).

        2.2.6  Summary of Purchase Price Adjustments Through March 31, 2001.  Based on the Qualified Adjustments, Equipment Adjustments, and MPR Platted Lot Adjustments, the Purchase Price shall be reduced by the sum of US$198,841.00 to an adjusted Purchase Price of Sixteen Million One Hundred Fifty-one Thousand One Hundred Fifty-nine Dollars (US$16,151,159.00) (which amount does not include the additional purchase price of US$2,000,000.00 for the shares of Olympic Water and Sewer, Inc., under the OWSI Stock Purchase Agreement, and Inventory Adjustments) as of March 31, 2001. The Purchase Price shall be further adjusted on the Closing Date based on Qualified Adjustments, Equipment Adjustments, and MPR Platted Lot Adjustments after March 31, 2001, and Inventory Adjustments after September 1, 2000.

    VI.  EARNEST MONEY.  Within three (3) business days after the date of this Amendment and execution of the OWSI Stock Purchase and Sale Agreement, Buyer shall deposit with Escrow Officer the additional sum of Nine Hundred Thousand Dollars (US$900,000.00), which sum shall be deemed part of the Earnest Money. Upon Buyer's deposit of said additional sum, Buyer shall have paid to Escrow Officer all Earnest Money due under Section 2.4 of the Agreement.

    VII.  PAYMENT OF PURCHASE PRICE.  A new Section 2.5 is hereby added to the Agreement, providing as follows:

        2.5  Payment of Purchase Price.  On the Closing Date, Buyer shall pay Pope Resources the sum of US$8,709,445.00 (subject to adjustment on the Closing Date for Qualified Adjustments, Equipment Adjustments, and Inventory Adjustments as provided under Section 2.2) in immediately available United States funds pursuant to Pope Resources' instructions and shall deliver to Pope Resources a promissory note in the form of Schedule 2.5(a) (the "Note") in the original principal amount of (a) Seller's cost basis relating to the MPR Platted Lots as of the Closing Date, which amount is US$7,169,204.00 as of March 31, 2001, but shall be subject to adjustment on the Closing Date as provided under Section 2.2 for MPR Platted Lot Adjustments between March 31, 2001, and the Closing Date, plus (b) the sum of US$232,183.00, which is the allocated value of certain development office trailers and furnishings located within the Village Center, plus (c) Seller's land use entitlement, engineering, and feasibility costs between September 1, 2000, and the Closing Date relating to the expansion of the Port Ludlow Marina, which amount is US$40,327.00 as of March 31, 2001, but shall be subject to adjustment on the Closing Date as provided under Section 2.2 for Qualified Adjustments between March 31, 2001, and the Closing Date. The Note shall be secured by a first priority deed of trust on the MPR Platted Lots for the benefit of Pope Resources in the form of Schedule 2.5(b) (the "Deed of Trust"). Buyer shall pay Pope Resources interest at the rate of 10.0 percent per annum, compounded annually, on the declining balance due under the Note. All accrued interest and unpaid principal shall be paid in full within thirty-six (36) months after the Closing Date. Buyer shall pay Pope Resources a release fee upon the sale of each lot in the amount set forth on Schedule 2.5(c) in partial repayment of the Note, which amount shall be applied first to accrued interest and second to unpaid principal. Pope Resources shall grant partial releases of the lien of the Deed of Trust from time to time as to certain lots within the MPR Platted Lots, subject to Buyer's compliance with and satisfaction of the requirements, terms, and conditions set forth in a subordination and release agreement in the form of Schedule 2.5(d) (the "Subordination Agreement"). During the thirty-six (36) month Note repayment period, Pope Resources shall subordinate the lien of the Deed of Trust to the lien of a third party construction lender according to the requirements, terms, and conditions of the Subordination Agreement. Prior to Closing, Buyer shall provide evidence reasonably satisfactory to Seller that Buyer and its managers and officers have the authority to execute and bind Buyer to the Note, Deed of Trust, and Subordination Agreement. Such evidence may be in the form of operating agreements of Buyer and its affiliated companies.

    VIII.  POST-CLOSING ADJUSTMENTS.  A new Section 2.6 is hereby added to the Agreement, providing as follows:

      2.6  Post-Closing Adjustments.

        2.6.1  Utility, Vendor, and Other Operating Expenses.  After the Closing Date, Seller shall pay within thirty (30) days after receipt all invoices for utility charges, vendor fees, and all other operating expenses relating to the operation or ownership of the Property on or before the Closing Date if not already paid, pro-rated, or allocated between Buyer and Seller at or prior to Closing. Buyer shall promptly forward to Seller all invoices for which Seller is liable under this section together with a written notice describing the portion of the invoice for which Buyer is liable and the portion for which Seller is liable.

        2.6.2  Costs Relating to MPR Platted Lots and Marina Expansion Project.  After the Closing Date, Seller shall pay within thirty (30) days after receipt all invoices for goods and services relating to the MPR Platted Lots and the expansion of the Port Ludlow Marina (which shall include costs of acquisition, subdivision, land use entitlements, and other improvements) and for additions and improvements to the MPR Platted Lots if not already paid by Seller at or prior to Closing, but only to the extent that such invoices relate to goods or services provided on or before the Closing Date. The amounts paid by Seller under this section shall be "Seller's Post-Closing MPR Expenditures." After the Closing Date, Buyer shall pay within thirty (30) days after receipt all invoices for all goods and services relating to the MPR Platted Lots and the expansion of the Port Ludlow Marina (which shall include costs of acquisition, subdivision, land use entitlements, and other improvements) and for additions and improvements to the MPR Platted Lots to the extent that such invoices relate to goods and services provided after the Closing Date. Buyer shall promptly forward to Seller all invoices for which Seller is liable under this section. Within three (3) years after the Closing Date, Buyer shall reimburse Seller the full amount of Seller's Post-Closing MPR Expenditures under the Note, Deed of Trust, and Subordination Agreement, which shall be amended by Buyer and Seller after Closing as described at Section 2.6.4 to increase the original principal balance due by the amount of Seller's Post-Closing MPR Expenditures.

        2.6.3  Costs Relating to Other Property.  After the Closing Date, Seller shall pay within thirty (30) days after receipt the following invoices for goods and services relating to the Property (which shall include costs of acquisition, subdivision, land use entitlements, and other improvements) and provided on or prior to the Closing Date: (a) invoices for which an adjustment was made to the Purchase Price at Closing in the expectation that Seller had paid or would pay such invoice, and (b) invoices for goods or services for which Seller was obligated but failed to obtain Buyer's approval under Section 2.2 hereof whether the invoices relate to goods and services provided before, on, or after the Closing Date.

        2.6.4  Post-Closing Modifications to Loan Documents.  At any time after the Closing Date as may be convenient to Seller, Seller shall deliver to Buyer a statement of the total of Seller's Post-Closing MPR Expenditures, and within thirty (30) days thereafter Buyer and Seller shall increase the original principal balance under the Note, Deed of Trust, and Subordination and Release Agreement by the amount of Seller's Post-Closing MPR Expenditures in written amendment of such loan documents, and the release fees described on Schedule 2.5(c) shall be increased for each lot in the amount of (a) Seller's Post-Closing MPR Expenditures relating to such lot, and (b) an amount equal to the land use entitlement, engineering, and feasibility costs between September 1, 2000, and the Closing Date relating to the expansion of the Port Ludlow Marina, which amount is US$40,327.00 as of March 31, 2001, but shall be subject to adjustment on the Closing Date as provided under Section 2.2 for Qualified Adjustments between March 31, 2001, and the Closing Date, divided by the number of platted building lots within the MPR Platted Lots.

        2.6.5  Buyer's Obligations.  After the Closing Date, Buyer shall pay within thirty (30) days after receipt the following invoices received by Buyer after Closing for goods and services relating to the Property: (a) invoices for goods or services approved by Buyer prior to Closing, (b) invoices for Equipment and Inventory purchases prior to Closing for which Seller is not obligated to obtain Buyer's prior approval under Sections 2.2.3 and 2.2.4, and (c) invoices for goods and services ordered by Buyer. Notwithstanding the foregoing, Buyer shall have no obligation to pay an invoice if either (i) an adjustment was made to the Purchase Price at Closing in the expectation that Seller had paid or would pay such invoice, or (ii) Seller is obligated to pay the invoice under any other provision of this Agreement,

    IX.  ESM SURVEY.  In Section 3.2 of the Agreement, the date of the ESM letter proposal is January 17, 2001.

    X.  CONVEYANCE OF REAL PROPERTY.  Section 3.5 of the Agreement is amended to provide as follows:

    At Closing, Seller shall convey to Buyer fee simple title to the Real Property by execution and delivery of statutory warranty deeds in the form of Schedule 3.4 hereto as to the MPR Property (the "MPR Deed"), subject only to the Permitted Exceptions. Seller shall also execute and deliver at Closing instruments granting the additional easement and rights described in the last sentence of Section 1.2 above in the forms of Schedules 7.2(h) and 7.2(i).

    XI.  BUYER'S CONDITIONS PRECEDENT TO CLOSING SATISFIED OR WAIVED.  Seller represents and warrants to Buyer that Seller has caused the termination of the Hotel Management Agreement dated April 3, 1991, between Pope Resources and CRG Hospitality, Inc., as amended, under the Termination Agreement and Release dated March 6, 2001, between Pope Resources and Columbia Hospitality, Inc., and that Columbia Hospitality, Inc. (f/k/a CRG Hospitality, Inc.), has vacated the Heron Beach Inn.

    Buyer is satisfied with the results of its inspection of Seller's Documents and the Real Property. Buyer approves the Preliminary Commitment and the ESM Survey, subject to the removal or modification of the matters described on Schedule 3.1 ("Buyer's Title and Survey Objections"). Seller shall use best efforts and due diligence to resolve Buyer's Title and Survey Objections to Buyer's satisfaction prior to the Closing Date. The second and third paragraphs of Section 3.1 of the Agreement (regarding the process for resolution of title issues) are hereby deleted.

    All conditions precedent to Buyer's obligation to complete the purchase of the Property under the Agreement (including without limitation those described at Sections 3.1, 5.2, 5.6, 5.8, and 5.10 of the Agreement) except those described at Sections 5.1, 5.3, 5.4, 5.5, 5.7, 5.9, and 5.11 of the Agreement are hereby declared satisfied or waived by Buyer, provided, however, that if Seller does not resolve Buyer's Title and Survey Objections to Buyer's satisfaction prior to the Closing Date, then the Earnest Money shall be returned to Buyer and the parties shall have no further obligations hereunder except under those provisions intended to survive the termination of this Agreement.

    XII.  LIQUOR LICENSE.  On or before May 18, 2001, Buyer shall use best efforts and due diligence to file with the Washington State Liquor Control Board complete applications for new temporary or permanent retail liquor licenses under applicable statutes to permit the sale of liquor at the Harbormaster Restaurant, Heron Beach Inn, Port Ludlow Marina, and Port Ludlow Golf Course after Closing in the same manner and to the same extent as presently allowed, and if such applications are not so filed on of before May18, 2001, Seller shall have the option to terminate this Agreement in its sole discretion. Prior to Closing and for six (6) months after the Closing Date, Seller agrees to provide reasonable cooperation and assistance to Buyer in connection with its application for temporary or permanent liquor licenses and its applications for all other permits and licenses required to operate and maintain the Property after the Closing Date in substantially the same manner as Seller has operated and maintained it prior to Closing.

    XIII.  OWSI STOCK PURCHASE AGREEMENT.  The obligations of Buyer and Seller under the Agreement are expressly conditioned on, and subject to satisfaction of, the following condition precedent: on or before May 18, 2001, Buyer as buyer and Olympic Property Group LLC as seller shall have mutually executed and delivered a Stock Purchase Agreement relating to the stock of Olympic Water and Sewer, Inc.

    XIV.  OWSI STOCK PURCHASE CLOSING.  Section 5.7 of the Agreement is amended to provide as follows:

    Buyer as buyer and Olympic Property Group LLC as seller shall have simultaneously closed a Stock Purchase Agreement (the "OWSI Stock Purchase Agreement") relating to the stock of Olympic Water and Sewer, Inc., a Washington corporation ("OWSI").

    XV.  CLOSING DATE.  Section 7.1 of the Agreement is amended to provide as follows:

    The Closing hereunder (the "Closing" or the "Closing Date") shall be held at the offices of the Title Company in Seattle, Washington, on June 13, 2001, or earlier upon the mutual agreement of Buyer and Seller. The Closing Date shall be postponed to the extent necessary (a) to enable Seller to provide all governmental and third-party notices at least two (2) business days prior to the Closing Date, (b) to enable Seller to obtain all governmental and third-party consents required under the DNR Lease, the Contracts, and all applicable laws, regulations, and ordinances, at least two (2) business days prior to the Closing Date, (c) to enable Buyer to obtain new temporary retail liquor licenses under applicable statutes to permit the sale of liquor at the Harbormaster Restaurant, Heron Beach Inn, Port Ludlow Marina, and Port Ludlow Golf Course after Closing; (d) to allow for the satisfaction or waiver of all remaining conditions precedent to Closing, provided, however, that the Closing Date shall not be postponed beyond June 27, 2001, except upon the prior written approval of Buyer and Seller.

    XVI.  SCHEDULES.  Section 16.9 of the Agreement is amended to provide as follows:

    The parties acknowledge and agree that, as of the date this Agreement has been executed, some schedules and exhibits have not been completed and agreed upon and the parties have also not agreed upon a final allocation of the Purchase Price among the Real Property, the Personal Property, and the Olympic Water and Sewer, Inc. stock. The parties agree to review and negotiate such matters diligently and in good faith, and upon completion and mutual approval of all such schedules, exhibits and other matters, they shall promptly execute an amendment to this Agreement memorializing such agreements. If all schedules hereto are not approved by the parties in an amendment to this Agreement mutually executed and delivered on or before May 18, 2001, then this Agreement shall terminate, the Earnest Money shall be returned to Buyer, and the parties shall have no further obligations hereunder except under those provisions intended to survive the termination of this Agreement.

    XVII.  SCHEDULES 1.1.1(b)(i) and 1.1.1(b)(ii).  A portion of the MPR Land Properties commonly known as Timberton Village Phase III, legally described on Exhibit A hereto ("Timberton Village Phase III"), comprises a parcel of land subject to Jefferson County preliminary plat approval for a residential subdivision of nineteen (19) building lots and certain open space tracts. Seller expects that Jefferson County will grant final plat approval of Timberton Village Phase III in May or June 2001, either prior to or after Closing. Because Buyer and Seller intend to include within the Note amount the cost of subdivision, land use entitlement, and improvement of Timberton Village Phase III prior to Closing as a component of the MPR Platted Lot Adjustments, and because Buyer and Seller intend the Deed of Trust to convey to Pope Resources a security interest in Timberton Village Phase III and other real property comprising the MPR Platted Lots, Schedule 1.1.1(b)(i) shall be revised to include Timberton Village Phase III, Schedule 1.1.1(b)(ii) shall be revised to exclude Timberton Village Phase III, and Timberton Village Phase III shall be deemed to be a portion of the MPR Platted Lots and not a portion of the MPR Unplatted Parcels, notwithstanding that Seller has not obtained governmental authorizations and approvals required for the platting and subdivision of Timberton Village Phase III. Notwithstanding the foregoing, certain other schedules to the Agreement may include Timberton Village Phase III within discussion of MPR Unplatted Parcels for the sake of convenience, given that they were drafted in the expectation that Jefferson County would not grant final plat approval of Timberton Village Phase III prior to Closing.

    XVIII.  SCHEDULE 11.2.  On page 40 of the Agreement, the reference to Schedules 9 (Employees and Hire Dates) and 11.2 (Sellers Indemnification Liabilities) are hereby deleted.

    XIX.  PLR MANAGEMENT, INC., ASSETS AND LIABILITIES.  Buyer and Seller acknowledge that Olympic Property Group LLC recently acquired the stock of PLR Management, Inc. ("PLR"), and that Seller is interested in contributing either the assets or stock of PLR to the Property under the Agreement, subject to a mutually satisfactory increase to the Purchase Price. The obligations of both Buyer and Seller under the Agreement are expressly conditioned upon and subject to the satisfaction of the following condition precedent: on or prior to May 22, 2001, Buyer and Seller shall mutually execute and deliver an amendment to the Agreement, on terms mutually acceptable to Buyer and Seller in their sole discretion, under which (a) Seller contributes some or all of the assets or stock of PLR to the Property, (b) the Purchase Price is increased, (c) Buyer and Seller allocate liability for the Conditional Payment to Christopher Michael Derrig and Robert B. Hobart ("Derrig and Hobart") described at Section 1.2(b), Section 7.7, and otherwise in that certain Stock Purchase Agreement dated January 1, 2001, between Olympic Property Group LLC as Purchaser and Derrig and Hobart as Sellers, and (d) Buyer and Seller allocate all other assets and liabilities of PLR between themselves.

    XX.  ASSIGNMENT AND ASSUMPTION OF AGREEMENT.  Buyer hereby assigns, conveys, and delegates all of its obligations and rights under the Agreement, including the Earnest Money, to Assignee. Assignee hereby accepts and assumes all of Buyer's obligations and rights under the Agreement. Seller hereby consents to the foregoing assignment and assumption.

    Except as expressly amended by this Amendment, the Agreement is hereby ratified and confirmed and shall take full force and effect.

BUYER:	HCV PACIFIC PARTNERS LLC, a California limited liability company
	By:	/s/ RANDALL J. VERRUE
	Print Name:	Randall J. Verrue
	Its:	President & CEO
	Date:	5/30/01
ASSIGNEE:	PORT LUDLOW ASSOCIATES LLC, a Washington limited liability company
By West Coast Northwest Pacific Partners LLC, a Washington limited liability company, its manager
	By:	/s/ GREGORY M. MCCARRY
	Print Name:	Gregory M. McCarry
	Its:	V.P. Real Estate
	Date:	5/14/01

SELLER:	POPE RESOURCES L.P., a Delaware limited partnership, by POPE MGP, Inc., a Delaware corporation, its managing general partner
	By:	/s/ GREGORY M. MCCARRY
	Print Name:	Gregory M. McCarry
	Its:	V.P. Real Estate
	Date:	5/14/01
OLYMPIC PROPERTY GROUP LLC, a Washington limited liability company
	By:	/s/ GREGORY M. MCCARRY
	Print Name:	Gregory M. McCarry
	Its:	C.O.O.
	Date:	5/14/01
OLYMPIC REAL ESTATE DEVELOPMENT LLC, a Washington limited liability company
	By:	/s/ GREGORY M. MCCARRY
	Print Name:	Gregory M. McCarry
	Its:	C.O.O.
	Date:	5/14/01
OLYMPIC REAL ESTATE MANAGEMENT, INC., a Washington corporation
	By:	/s/ TOM GRIFFIN
	Print Name:	Tom Griffin
	Its:	Vice President
	Date:	5/14/01
OLYMPIC RESORTS LLC, a Washington limited liability company
	By:	/s/ GREGORY M. MCCARRY
	Print Name:	Gregory M. McCarry
	Its:	C.O.O.
	Date:	5/14/01

EXHIBIT A

LEGAL DESCRIPTION
TIMBERTON VILLAGE PHASE III

That portion of the southwest quarter of Section 17, Township 28 North, Range 1 East, W.M., in Jefferson County, Washington, more particularly described as follows:

COMMENCING at the south quarter corner of said Section 17;

THENCE along the south line of said southwest quarter of Section 17,

N 88°12'07" W, 637.48 feet to the TRUE POINT OF BEGINNING;

THENCE continuing along said south line, N 88°12'07" W, 812.73 feet to a line parallel with the east line of said southwest quarter;

THENCE along said parallel line, N 00°49'24" E, 771.12 feet;

THENCE N 77°03'46" E, 139.89 feet to a line which lies 60.00 feet southerly from AND parallel with the southerly margin of Tract A of "Timberton Village Phase I", filed in Volume 7 of Plats, pages 16 through 23, Records of Jefferson County, Washington, and a point of curvature;

THENCE along said parallel line AND along the southerly margin of Timberton Drive, the following courses:

  Northeasterly 34.69 feet along the arc of a tangent curve to the left, having a radius of 410.00 feet, through a central angle of 04°50'50" to a point of reverse curvature;

  Easterly 197.04 feet along the arc of a tangent curve to the right, having a radius of 350.00 feet, through a central angle of 32°15'20" to a point of tangency;

  S 75°31'55" E, 70.64 feet to a point of curvature;

  Southeasterly 305.34 feet along the arc of a tangent curve to the right, having a radius of 350.00 feet, through a central angle of 49°59'05" to a point of tangency;

  S 25°32'50" E, 299.29 feet to a point of curvature;

  Easterly 474.85 feet along the arc of a tangent curve to the left, having a radius of 280.00 feet, through a central angle of 97°10'00";

  THENCE leaving said southerly margin, S 57°17'10" W, 466.67 feet to said south line of the southwest quarter of Section 17 AND the TRUE POINT OF BEGINNING.

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  Exhibit 10.6
AMENDMENT NO. 5 TO REAL ESTATE PURCHASE AND SALE AGREEMENT
EXHIBIT A LEGAL DESCRIPTION TIMBERTON VILLAGE PHASE III